UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: February 10, 2009
(Date of earliest event reported)

Uniprop Manufactured Housing Communities Income Fund

(Exact name of registrant as specified in its charter)

Michigan		38-25930667
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

280 Daines Street, Suite 300, Birmingham, MI  48009

(Address of principal executive offices) (Zip Code)

248-645-9220

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation

As previously reported by the General Partner of Uniprop Manufactured Housing Communities Income Fund (the “Fund), the Fund does not generate sufficient cash flow from operations to fund the required debt service payments on the first mortgage loan.  Similarly, the interest reserve provided for in the mortgage loan to supplement cash flow from operations has been fully depleted and will, therefore, be unavailable to fund future debt service payments,   Effective with the scheduled mortgage loan payment due February 10, 2009, the Fund has not made the required debt service payment and will be in default under the first mortgage loan documents.  The first mortgage lender has not shown a willingness to modify the existing loan documents and is likely to pursue any and all remedies available including foreclosure proceedings on the Fund’s two remaining properties; namely, Aztec Estates and Old Dutch Farms.

The Fund has and will continue to seek funding for replacing the mortgage debt but no such replacement financing has materialized to date and none is likely to emerge in the near future.

The Fund will also have increased debt service requirements on its term loan with National City Bank starting in March 2009.  This loan is guaranteed by an individual affiliated with the General Partner.  It is unlikely that the Fund will generate adequate funds to service this debt.  In such event, the bank is likely to declare the loan in default and enforce its rights against the Guarantor to satisfy the obligation.

Until further notice, all transfers of partnership interests will be suspended.  Special circumstances will be evaluated on a case-by-case basis.

Item 4.01 Change In Registrant’s Certifying Accountant
.
As a result of the foregoing liquidity constraints, the Fund has been forced to discontinue certain services including the annual financial audit and annual property appraisals.  Based on the advice of counsel, the Fund will also forego the next scheduled filing of the annual Form 10-K as the filing would lack the required certifications without a financial audit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND (Registrant)
	By:	P.I. Associates Limited Partnership, General Partner
Dated: February 10, 2009	By:	/s/ Joel Schwartz
Joel Schwartz,
Principal Financial Officer